RESOURCES CONNECTION, INC.

January 20, 2021

Kate W. Duchene

Re:Amendment to Employment Agreement

Dear Kate:

As you know, you and Resources Connection, Inc. (the “Company”) are parties to an Employment Agreement that was entered into effective as of February 3, 2020 (the “Employment Agreement”).  This letter agreement clarifies and amends the Employment Agreement as set forth below.  Any capitalized terms used in this letter agreement that are not otherwise defined in this letter agreement are used as defined in the Employment Agreement.

Section 4(c) of your Employment Agreement is hereby amended and replaced with the following:

(c) EQUITY COMPENSATION. During the Period of Employment, Executive shall be eligible to receive grants of stock options, restricted stock, restricted stock units, stock appreciation rights, or other equity compensation on such terms and conditions as determined from time to time in the discretion of the Board.

Upon (or as may be necessary to give effect to such acceleration, immediately prior to) a Change of Control event, as such term is defined in Section 7.3 of the Company’s 2004 Performance Incentive Plan, all of Executive’s then-outstanding and otherwise unvested equity awards granted by the Company shall immediately vest, notwithstanding any other provision of the applicable plans or award documentation to the contrary; provided, however, that as to any awards that vest based on performance conditions, the terms of the applicable award agreement shall govern the accelerated vesting of such award.

Section 7(b)(iii) of your Employment Agreement is hereby amended and replaced with the following:

(iii)  any then-outstanding and otherwise unvested equity awards granted by the Company shall thereupon immediately vest and, if applicable, remain exercisable for the duration of the term of such award, notwithstanding any other provision of this Agreement or applicable plans (but subject to the Company’s ability to terminate the awards in a change in control or similar circumstances pursuant to the applicable plan and award agreements); provided, however, that as to any awards that vest based on performance conditions, the terms of the applicable award agreement shall govern the accelerated vesting of such award.

Except for the amendments set forth above in this letter agreement, the provisions of the Employment Agreement continue in full force and effect.

If you agree to the terms of this letter agreement, please sign this letter agreement in the space provided below and return an executed copy of this letter agreement to me.

RESOURCES CONNECTION, INC.

/s/ JOLENE SARKIS
By: Jolene Sarkis
Title: Chairwoman, Compensation Committee

Acknowledged and Agreed:

/s/ KATE W. DUCHENE
Kate W. Duchene

By: